Execution Copy
TRANSITIONAL ADVISORY SERVICES AGREEMENT
This TRANSITIONAL ADVISORY SERVICES AGREEMENT (this “Agreement”) is entered into by and between Hasbro, Inc., a Rhode Island corporation (“Hasbro” or the “Company”), and John Hight (the “Executive”), effective as of July 27, 2026 (the “Effective Date”).
WITNESSETH:
WHEREAS, the Executive currently serves as the President of Wizards of the Coast for the Company;
WHEREAS, the Company and the Executive mutually agree that the Executive shall transition and separate employment with the Company on terms mutually agreed in this Agreement;
WHEREAS, the Company requested that the Executive continue to provide services for a period of time to allow the Company to complete identification and selection of his successor and to provide for the onboarding of his successor;
WHEREAS, the Executive and the Company want to provide for an orderly transition of the Executive’s responsibilities and knowledge and for the Executive’s availability over a transitional period during which the Executive will be employed as an advisor to the Company; and
WHEREAS, the Executive and the Company mutually desire to enter into this Agreement.
NOW, THEREFORE, it is hereby agreed as follows:
1.Effectiveness; Term. The current terms of the Executive’s employment with the Company, except to the extent amended by this Agreement, will remain in effect and the Executive will continue his service to the Company as President of Wizards of the Coast pursuant to those terms through the end of the day on September 1, 2026 (the “Transition Date”), unless such service is terminated prior to such date in accordance with Section 6 below. If the Executive’s employment with the Company terminates upon or following the Effective Date and prior to the Retirement Date, such termination will be treated as provided in Section 6.
2.The term of the Executive’s service to the Company as an Advisor pursuant to this Agreement shall commence on September 2, 2026 (the “Commencement Date”), and shall continue through the end of the day on September 2, 2027 (the “Retirement Date”, and the Executive’s termination of employment on such date is referred to as “Retirement”), unless terminated earlier in accordance with Section 6 of this Agreement (such period of employment hereunder from the Commencement Date to the Retirement Date referred to as the “Term”).
3.Transition; Position and Duties; Location.
(a)Transition. Effective as of the end of the day on the Transition Date, the Executive shall cease to serve as the President of Wizards of the Coast and instead shall continue employment with the Company beginning on the Commencement Date in the position of Advisor (such position, “Advisor”). The Executive’s employment in the position of Advisor shall continue until the Retirement Date (or, if earlier, the date the Executive’s employment with the Company is terminated in accordance with Section 6 of this Agreement). The Executive shall, unless his employment with the Company is earlier terminated in accordance with Section 6 of this Agreement, be deemed to voluntarily retire from all positions of any kind with the Company on the Retirement Date. By executing this Agreement, the Company and the Executive agree to the termination of his employment with the Company as of the Retirement Date, that such retirement shall be automatic and without any further action on the part of the Executive or the Company and that the Executive shall execute such other documentation with respect thereto as is reasonably requested by the Company. The parties hereto intend that the Executive’s transition to the role of Advisor shall not constitute a “separation from service” within the meaning of Section 409A (as defined below) and that the Executive shall provide sufficient services as Advisor during the Term such that no separation from service shall occur until the Retirement Date (or, if earlier, the date the Executive’s employment is terminated in accordance with Section 6 of this Agreement).
(b)Other Positions. Following the Transition Date, at the first request of Hasbro in writing, the Executive shall cease to serve in any and all other officer and board positions he has with the Company and its parent and subsidiaries, and the Executive shall execute such documentation with respect thereto as is reasonably requested by the Company.
(c)Duties; Availability. In his role as Advisor, the Executive shall report exclusively and directly to the Chief Executive Officer of Hasbro (the “CEO”) and shall have such duties and responsibilities as are reasonably assigned by the CEO from time to time, which may include providing advice and assistance on matters relating to the Executive’s duties prior to the Transition Date to the CEO and, to the extent specified by the CEO, other senior executives of Hasbro or Wizards of the Coast, including, without limitation, with respect to Magic: The Gathering, Magic Arena and any other Magic digital initiatives, and otherwise assisting with transitional efforts and the successful onboarding of a successor lead of Wizards of the Coast for the Company, and making the Executive’s experience and expertise available to the Company and the successor lead of Wizards of the Coast. During the Term, the Executive shall devote the time and effort reasonably required to fulfill his duties and responsibilities hereunder in his role as Advisor, provided that the Executive will not be required to travel without the Executive’s written agreement and provided further it is understood the Executive may serve as a member of the board of directors or similar governing bodies of one or more entities, engage in teaching activities, manage his personal investments, perform part-time consulting or advisory services for other entities or individuals and/or undertake the activities listed on Schedule A, where such service does not create a significant conflict of interest or breach Executive’s duty of loyalty or obligations concerning protections of the Company’s trade secrets and proprietary confidential information. His workload as an Advisor will reasonably permit such service. The Executive will provide the Company with prompt written notice, including the name of the involved entities or individuals, prior to beginning any such board, consulting, or advisory services for other entities or individuals.
(d)Acknowledgments. The Company hereby acknowledges and agrees that (i) no portion of the sign-on bonus paid to the Executive in connection with the Executive’s commencement of employment with the Company on or around August 5, 2024 is subject to repayment or claw-back, and

(ii) no portion of any relocation assistance or commuting expense reimbursement amounts or related benefits provided to the Executive shall be subject to repayment or claw-back, in the case of clause (ii) so long as the Executive’s employment is not terminated by the Company for Cause (as defined in Section 6(b) of this Agreement) or the Executive does not voluntarily resign (excluding the death or Disability (as defined in Section 6(a) of this Agreement) of the Executive), in either case, prior August 5, 2026.
4.Compensation and Benefits During the Term.
(a)Base Salary. During the Term, the Executive shall receive a base salary at an annualized rate of $800,000 USD (such annualized amount, the “Base Salary”), payable in accordance with past practice and the Company’s regular payroll practice for its senior executives, as in effect from time to time, it being expressly understood that the Executive will not be eligible for any annual or other increases in salary during the Term. Similarly, the Base Salary will not be subject to reduction during the Term.
(b)Annual Cash Bonus. During the Term, the Executive shall be eligible to receive annual cash incentive compensation as set forth below:
(i)Annual Incentive Cash Bonus for 2026. The Executive’s annual cash bonus (the “2026 Bonus”) award for the Company’s 2026 fiscal year (“FY 2026”) shall be determined and settled in accordance with the terms of the Hasbro Annual Incentive Plan (the “Bonus Plan”) in which the Executive currently participates. For FY 2026 the Executive’s bonus target is set at 100% of the Executive’s FY 2026 base salary earnings (i.e., the target bonus). The corporate and Wizards of the Coast performance criteria and targets to be used for purposes of the formula computation element of the Bonus Plan were determined and established by the Compensation Committee and the Board earlier in 2026 and are the same as those applied to similarly situated senior executives of the Company subject to the performance plan, recognizing the Executive also has individual performance objectives determined and established by the Compensation Committee and the Board which are unique to the Executive. Any 2026 Bonus to be paid to the Executive pursuant to the Bonus Plan for FY 2026 shall be determined pursuant to the terms of the Bonus Plan, it being acknowledged and agreed by the Company for this purpose that (i) so long as the Executive’s employment is not terminated by the Company for Cause prior to December 31, 2026, any such individual performance objectives determined and established by the Compensation Committee and the Board that are unique to the Executive for purposes of calculating the amount of the 2026 Bonus shall be earned at least at target (or, if greater, at the level based on actual performance, as determined by the Compensation Committee and the Board, with an adjustment up to +35% based on the Executive’s individual performance, consistent with the Bonus Plan), such that the individual performance component of the 2026 Bonus will not reduce the Executive’s payout based on the formula computation, but may increase it in the sole discretion of the Compensation Committee, (ii) the formula computation element used to determine the amount of the 2026 Bonus shall be based exclusively on such corporate and Wizards of the Coast performance criteria and targets determined and established by the Compensation Committee and the Board earlier in 2026, and (iii) the Executive may earn up to a maximum of 200% of the Executive’s FY 2026 base salary earnings based on achieved performance against such pre-set corporate and Wizards of the Coast performance criteria and targets determined and established by the Compensation Committee and the Board earlier in 2026, with interpolation and a payout scale that has a slower payout for modest growth with the rate increasing as performance increases, consistent with the Bonus Plan as established by the Compensation Committee and the Board earlier in 2026. Any 2026 Bonus paid to the Executive pursuant to the Bonus Plan for FY 2026 will be paid in calendar year 2027 at the same time as bonus payments are paid for other senior executives of Hasbro, but in no event later than March 15, 2027. If the Executive’s employment is terminated by the Company for Cause prior to December 31, 2026, he shall not receive any portion of the 2026 Bonus. If the Executive’s employment with the Company terminates for Death or Disability prior to the Retirement Date, Executive or his estate shall be entitled to the full 2026 Bonus. If the Executive’s employment is terminated for any other reason during the Term prior to December 31, 2026, he shall be entitled to a pro-rata portion of the 2026 Bonus, based on the portion of FY 2026 that has elapsed as of the date of his termination of Employment.
(ii)No Annual Incentive Cash Bonus for 2027. The Executive will not be entitled to or receive any annual incentive cash bonus award for any portion of 2027.
(c)Equity Awards. All equity awards granted to the Executive under Hasbro’s 2003 Stock Incentive Performance Plan or any successor equity plan (the “Stock Plan”) prior to the Effective Date and outstanding on the Effective Date shall remain outstanding and continue to vest in accordance with the terms of the Stock Plan and applicable award agreements as in effect immediately prior to the Effective Date, subject to the Executive’s continued employment with the Company through the applicable vesting date and any other vesting and forfeiture provisions of the Stock Plan and applicable award agreements, including those relating to retirement (including “Early Retirement” or “Normal Retirement” as defined in the awards agreements). The Company acknowledges and agrees that, so long as the Term continues, all such equity awards shall remain outstanding and continue to vest in accordance with the terms of the Stock Plan and applicable award agreements as in effect immediately prior to the Effective Date and no cessation of service or employment shall occur in connection with the Transition Date or Commencement Date.
(i)Outstanding equity awards granted to the Executive will continue to vest, in accordance with their terms, through the earlier of the Retirement Date or the Date of Termination (as defined in Section 6). Schedule B to this Agreement lists all outstanding equity awards granted to the Executive and assuming the Executive’s employment continues through the Retirement Date, the vested and unvested portions of each such awards of the Retirement Date. The Retirement Date or, if earlier, the Date of Termination, under this Agreement shall be considered the date of the Executive’s retirement from employment with the Company for purposes of the treatment of any outstanding awards upon retirement, including “Early Retirement” or “Normal Retirement” as defined in the award agreements. Equity awards that are restricted stock units subject only to service-based vesting criteria that vest in accordance with this Section 3(c) shall be settled at the time that such awards are normally settled for Hasbro’s senior executives. For the avoidance of doubt, such equity awards shall remain subject to Hasbro’s Clawback Policy.

(ii)The Executive shall not be eligible for, and will not receive, further grants of additional equity awards either during the period from the Effective Date through the Transition Date, or during the Term. In furtherance, and not in limitation, of the foregoing, the Executive will not receive any annual long-term incentive grants in 2027.
(d)Other Benefits. During the Term, the Executive shall be entitled to continue to participate in all broad-based health and welfare plans and programs in which he participated immediately prior to the Effective Time, subject to the requirements of applicable law, the terms of such plans and programs and the right of the Company to amend or terminate such plans and programs at any time in accordance with their terms. In furtherance of the foregoing, the Company will continue to contribute to the Hasbro Supplemental Retirement Plan and the Hasbro 401(k) Plan for the Executive through the Retirement Date, or, if earlier, the Date of Termination. Executive will also remain eligible to participate in the Hasbro, Inc. Nonqualified Deferred Compensation Plan through the Retirement Date, or if earlier, the Date of Termination.
(e)Vacation. During the Term, the Executive shall not accrue any vacation or other paid time-off, unless required by law.
(f)Expenses. The Company shall pay or reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with Company policy for its senior executives, provided that any such expenses must be approved by the Company in advance in writing. The Executive will, upon presentation of documentation reasonably satisfactory to the Company, remain entitled to receive in the aggregate up to $5,000 per year for each of 2026 and 2027 for financial planning, legal and tax preparation services actually incurred by the Executive in connection with the Executive’s employment by the Company. In addition, the Company shall reimburse the Executive for up to $20,000 USD in the aggregate for any documented legal fees expended or incurred by the Executive through the Effective Date in connection with negotiating the terms of this Agreement, payable within 20 days of the Executive’s submission of reasonably satisfactory documentation of such fees.
(g)Tax Preparation Assistance. The Executive shall continue to receive tax preparation assistance at the Company’s cost that is substantially similar to that provided prior to the Effective Date for any tax returns filed by the Executive in respect of any whole or partial tax year that occurs during the Term, which for avoidance of doubt shall include at least tax years 2026 and 2027.
5.Payments and Benefits at Retirement. Upon the Executive’s Retirement, without duplication:
6.(a) the Company shall pay to the Executive (or his estate, beneficiary or legal representative, as applicable) any portion of the Base Salary earned through the Retirement Date that has not yet been paid on the next regular pay day following the Retirement Date, subject to applicable taxes and withholding. Any amount needed to reimburse the Executive for any unreimbursed business expenses properly incurred and documented by the Executive in accordance with Company policy and this Agreement prior to the Retirement Date, subject to advance written approval of such expenses, shall be paid within 20 days after the Retirement Date;

7.(b) all outstanding equity awards will be treated in accordance with Section 3(c) of this Agreement, the terms of the Stock Plan and the applicable award agreements. It is agreed that the Executive does not qualify, and will not qualify as of the Retirement Date, for “Early Retirement” or “Normal Retirement” as defined in the award agreements;
8.(c) the Executive’s balance in the Company’s Deferred Compensation Plan will be paid to the Executive in accordance with the Deferred Compensation Plan terms, and any benefits or amounts accrued by the Executive under any benefit plan, policy, program or arrangement maintained by or on behalf of the Company or any of its affiliates will be paid or provided to the Executive in accordance with the terms of such plans, policies, programs and arrangements, as applicable, following the Retirement Date; and
9.(d) the Executive shall be entitled to tax preparation assistance in accordance with Section 3(g) of this Agreement for purposes of filing his tax returns in respect of the fiscal year in which the Retirement Date occurs.
10.Announcement. The contents of any announcements or communications, whether directed within the Company or externally, regarding the Executive’s transition from President of Wizards of the Coast to the position of Advisor shall be determined through mutual consultation between the Company and the Executive, except as required by applicable law, rule, regulation or other binding directive issued by any governmental or regulatory authority (“applicable law”).
11.Termination of Employment Upon or Following the Effective Date and Prior to the Retirement Date. The following terms shall apply upon any termination of the Executive’s employment upon or following the Effective Date and prior to the Retirement Date.
(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability. “Disability” means that the Executive is disabled within the meaning of the Company’s long-term disability policy applicable to the Executive or, if there is no such policy in effect, that (i) based upon appropriate medical evidence, the Executive has become physically or mentally incapacitated so as to render him incapable of performing his duties under this Agreement, with or without a reasonable accommodation, for 180 days or more within a 365-day consecutive period. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to performance of the Executive’s duties before the Disability Effective Date.
(b)Termination by the Company. The Company may terminate the Executive’s employment for (i) Cause or, (ii) upon not less than fifteen (15) days’ written notice, without Cause, each subject to the provisions below.
For purposes of this Agreement, “Cause” has the meaning, and shall be determined pursuant to the terms and conditions, set forth in the Hasbro Change in Control Severance Plan (as defined in Section 8 of this Agreement).

(c) Voluntary Termination.
(i)The Executive may voluntarily terminate employment during the Term at any time, which shall be effected by giving the Company 30 days’ advance written notice of such termination.
(d)Date of Termination. The “Date of Termination” means, as applicable, (i) if the Executive’s employment is terminated by reason of death, the date of the Executive’s death, (ii) if the Executive’s employment is terminated by reason of Disability, the Disability Effective Date, and (iii) if the Executive’s employment is terminated by the Company pursuant to Section 6(b) of this Agreement or by the Executive pursuant to Section 6(c)(i) of this Agreement, the date specified in the notice of such termination (which shall not be before any applicable cure period or notice period has expired, if applicable).
12.Obligations of the Company on Termination Upon or Following the Effective Date and Prior to the Retirement Date. The following terms shall apply upon any termination of the Executive’s employment upon or following the Effective Date and prior to the Retirement Date.
(a)Obligations on any Termination. If the Executive’s employment with the Company terminates for any reason upon or following the Effective Date and prior to the Retirement Date, including by voluntary termination of employment by the Executive under Section 6(c)(i), then the Executive shall, without limiting the terms of Section 3(b)(i) of this Agreement, be entitled to the payments and benefits described in Section 4 of this Agreement (Sections 4(b) and 4(c) will apply as if the term ”Termination Date” replaces the term “Retirement Date”), in each case, with any such modifications as are set forth below in this Section 7. Unless otherwise specifically set forth in this Agreement or in another Company plan in which the Executive participates, the Executive shall not be entitled to any other payments and benefits from the Company in connection with the termination of his employment with the Company, including, but not limited to, any payments or benefits under any other applicable law, statutory scheme, policy or guideline.
(b)Obligations on a Termination Due to Death or Disability. If the Executive’s employment with the Company terminates upon or following the Effective Date and prior to the Retirement Date by reason of his death or Disability, then, without limiting the terms of Section 3(b)(i) of this Agreement and in addition to the amounts and terms set forth in Section 7(a) of this Agreement:
(i)the Executive, or his estate, beneficiary or legal representative, shall continue to be paid his Base Salary through the planned Retirement Date of September 2, 2027, and 2026 Bonus, as if the Executive had remained employed by the Company (as President of Wizards of the Coast through the Transition Date, and as Advisor thereafter) pursuant to this Agreement through September 2, 2027, and
(ii)in addition to the payments and benefits in this Section 7(b) above, the Executive, or his estate, beneficiary or legal representative, as applicable, shall be entitled to benefits as provided under the applicable death or disability benefit program of the Company in which the Executive was a participant (if any) and any outstanding equity awards will be treated in accordance with their terms applicable in the event of death or Disability.

(c)Voluntary Resignation by the Executive Upon or Following the Effective Date and Prior to the Retirement Date.  If the Executive’s employment with the Company terminates in accordance with Section 6(c)(i) of this Agreement because the Executive voluntarily chooses to terminate employment with the Company and cease providing services to the Company prior to the Retirement Date, then, without limiting the terms of Section 3(b)(i) of this Agreement and in addition to the amounts and terms set forth in Section 7(a) of this Agreement, the Executive will not be entitled to any other Salary, Bonus or other payments after the Date of Termination.
(d)Termination by the Company Without Cause Upon or Following the Effective Date and Prior to the Retirement Date. If the Executive’s employment with the Company terminates upon or following the Effective Date and prior to the Retirement Date by reason of the Company terminating his employment without Cause, then the Executive, or his estate, beneficiary or legal representative, shall, without limiting the terms of Section 3(b)(i) of this Agreement and in addition to the amounts and terms set forth in Section 7(a) of this Agreement, continue to be paid his Base Salary through the planned Retirement Date of September 2, 2027 and 2026 Bonus, as if the Executive had remained employed by the Company (as President Wizards of the Coast through the Transition Date, and as Advisor thereafter) pursuant to this Agreement through September 2, 2027, and
(e)Termination by the Company for Cause Upon or Following the Effective Date and Prior to the Retirement Date. In the event the Executive’s employment hereunder is terminated by the Company for Cause, in addition to the amounts and terms set forth in Section 7(a) of this Agreement he shall not be entitled to any of the benefits described in Section 4, other than for payment of any amounts due under Section 4(a).
13.Full Settlement. To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) would not result, any amounts otherwise due to the Executive hereunder (including any payments pursuant to Section 7 of this Agreement) shall be subject to set-off with respect to any amounts the Executive otherwise owes the Company. Subject to the following sentence, the Executive hereby agrees that in consideration for the payments to be received under this Agreement, the Executive waives any and all rights to any payments or benefits under any severance (but not retirement) plans, programs, contracts or arrangements of the Company, including the Hasbro Change in Control Severance Plan for Designated Senior Executives, as amended through the Effective Date (the “Hasbro Change in Control Severance Plan”) and any payments or benefits under any applicable law or statutory scheme. Notwithstanding the prior sentence, it is agreed that for a termination of employment prior to the Transition Date, the terms of the Hasbro Change in Control Severance Plan (if applicable), shall govern. The payments and benefits described herein are the maximum benefits that the Company shall provide to the Executive, and the Executive hereby acknowledges and agrees that such payments and benefits exceed the value of the payments and benefits he would otherwise be entitled to receive pursuant to any law or statutory scheme providing for payments or benefits in connection with a termination of employment, including in connection with the Retirement or an earlier termination of the Executive’s employment with the Company in accordance with Section 6 of this Agreement.

14.Restrictive Covenants.
(a)Non-Competition, Non-Solicitation and Confidentiality Agreements. The Executive hereby acknowledges that the Non-Competition, Non-Solicitation and Confidentiality Agreement entered into between the Executive and the Company and attached hereto as Exhibit B (the “Restrictive Covenant Agreement”) shall remain in full force and effect and that the Transition Date (or, if in the event of an earlier termination of the Executive’s employment with the Company in accordance with Section 6 of this Agreement, the Date of Termination) shall constitute the “Date of Termination” (or term of similar import) for purposes of the Restrictive Covenant Agreement. The provisions contained in Sections 2(a), 2(b), 2(c) and 2(d) of the Restrictive Covenant Agreement will expire effective as of the earlier of the date set forth on Schedule A or the date determined by the Restrictive Covenant Agreement. The other provisions of the Restrictive Covenant Agreements will remain in effect for their stated terms. The Executive’s performance of the activities listed as permissible in Section 1(c) of this Agreement, or on Schedule A during the periods specified as permissible on Schedule A, shall not constitute a violation of the Restrictive Covenant Agreement or constitute a breach of this Agreement.
(b)Nondisparagement. During the Term and thereafter, (i) the Executive shall not make, either directly or indirectly, any oral or written disparaging statements or representations of or concerning Hasbro or its subsidiaries, any of their clients, customers or businesses, or the business reputations or character of any of their current or former directors, officers, employees or shareholders and (ii) Hasbro shall instruct the Company Parties (as defined below) and members of Hasbro’s Board of Directors not to make any oral or written disparaging statements or representations of or concerning the business reputation or character of the Executive; provided, however, that nothing herein shall prohibit (A) critical communications between the Executive and the Company Parties in connection with the Executive’s employment, (B) the Executive or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), (C) Executive from making disclosures that are protected under the whistleblower provisions of federal law or regulation, or under other applicable law, (D) Executive from discussing or disclosing information about conduct that Executive reasonably believed to be illegal discrimination, harassment, or retaliation, a wage and hour violation, sexual assault, or that is recognized as against a clear mandate of public policy under federal, state, or local law as consistent with RCW 49.44.211, or (E) either party from acting in good faith to enforce such party’s rights under this Agreement. For purposes of this Agreement, the term “Company Parties” shall mean Chris Cocks, Gina Goetter, Tim Kilpin, Holly Barbacovi, Jason Bunge and Tarrant Sibley, and any of their successors, in each case, acting in his or her capacity as a representative of the Company.
15.Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without reference to principles of conflict of laws. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement (an “Action”), shall be commenced only in a court of the State of Washington (or, if appropriate, a federal court located within the State of Washington). The Executive consents to the exclusive jurisdiction of the U.S. District Court for the District of Washington, unless there is no federal jurisdiction, and then to the State courts of Washington to resolve all disputes arising out of or pertaining to the Executive’s employment relationship with and/or separation from the Company. The Executive agrees to not contest the applicability of Washington law in any Action. The Executive further agrees to be bound by any monetary and/or equitable order issued by a Federal or state court located within the State of Washington, and to not contest any such order or the enforceability thereof in the court of any other state or country. The Executive and the Company each hereby irrevocably waive any right to a trial by jury in any Action.
16.Assignment; Successors. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. In addition to any obligations imposed by law upon any successor to the Company, unless such assumption happens by operation of law, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. No assignment of this Agreement or the Restrictive Covenant Agreement by the Company shall expand or otherwise adversely alter the scope of any covenants to which the Executive is subject hereunder or thereunder.
17.Absence of Restrictions. The Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that are in any way inconsistent with any of the terms of this Agreement.
18.Miscellaneous.
(a)Section 21F; Defend Trade Secrets Act.
(i)Notwithstanding anything in this Agreement or any Restrictive Covenant Agreement to the contrary, nothing in or about this Agreement or any Restrictive Covenant Agreement prohibits the Executive from: (A) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (“Section 21F”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (“SEC”); (B) providing confidential information to the SEC, to the extent permitted by Section 21F; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (D) receiving a monetary award as set forth in Section 21F.
(ii)Furthermore, the Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any confidential information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

(b)Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
(c)Entire Agreement: Release.
(i)The Executive and the Company acknowledge that this Agreement (collectively with the Schedules and Exhibits attached hereto, including the Release attached as Exhibit A hereto and executed simultaneously herewith and the attached Restrictive Covenant Agreement) constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect, including, without limitation, the Hasbro Change in Control Severance Plan and any other severance plan or policy sponsored or maintained by the Company (it being understood the Hasbro Change in Control Severance Plan, if applicable, continues to apply to a termination of employment prior to the Transition Date). This Agreement does not amend the terms of the Executive’s equity award agreements and the Company’s equity plan, to the extent applicable to the Executive’s equity awards, or the Executive’s rights under the Company’s 401(k), Supplemental Retirement or other benefit plans in which the Executive currently participates, all of which will be governed in accordance with their terms based on the termination of the Executive’s employment on either the Retirement Date or earlier Termination Date. The Executive and the Company further acknowledge that the Release attached as Exhibit A hereto and executed simultaneously herewith is an integral part of this Agreement and that if the Executive revokes the Release in accordance with its terms, then this Agreement shall be null and void ab initio and the Company shall not have any obligations to the Executive hereunder. By executing this Agreement, the Executive and the Company agree to waive any requirement under any legacy agreement to provide advance written notice prior to their termination. This Agreement does not waive any right Executive may have to seek indemnification, coverage under any directors’ and officers’ insurance policy maintained by or on behalf of the Company or any of its affiliates, and defense costs, including attorneys’ fees, related to any claim asserted against Executive as a result of his employment by the Company. No amendment or modification of this Agreement may be made unless in writing and signed by both an authorized officer of the Company and the Executive.
(ii)The obligation of the Company to make the payments and provide the benefits to the Executive under Sections 4, 6 or 7 is conditioned upon the Executive signing and delivering to the Company an additional release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations) (the “Executive Release”) following the Retirement Date or other Date of Termination, which Executive Release must become irrevocable within sixty (60) days following the Date of Termination. Except as otherwise provided, the Company shall commence or make, as applicable, the payments under Sections 4, 6 or 7 on the first payroll period following the date the Executive Release becomes irrevocable (such date, the “Payment Commencement Date”); provided, however, that if the 60th day following the Date of

Termination falls in the calendar year following the year of the Executive’s termination of employment, the Payment Commencement Date shall be no earlier than the first payroll period of such later calendar year.
(d)Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs; provided that the Executive shall not be liable for any penalties imposed upon the Company for the Company’s failure to withhold amounts payable under this Agreement to satisfy all Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations or failure to pay any employer-side employment taxes.
(e)The intent of the parties is that payments and benefits under this Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments triggered by a termination of employment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described under this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Separation Date (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.

(f)Section 280G Matters. Executive acknowledges and agrees that any and all payments under this Agreement are subject to the provisions of Section 12(f) of the Hasbro Change in Control Severance Plan.
(g)Cooperation. The Executive agrees to cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company (including any of its affiliates or subsidiaries) and with respect to which either the Executive has knowledge based on the Executive’s employment with the Company or relating to the Executive’s duties to the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with Company counsel to prepare for trial or discovery or an administrative hearing or alternative dispute resolution and to act as a witness when requested by the Company at reasonable times designated by the Company. The Company agrees to take all reasonable steps to make sure its requests for cooperation do not interfere with the Executive’s professional and personal obligations. The Company also agrees to indemnify and hold Executive harmless from any damages and expenses, including attorneys’ fees and other reasonable costs of defending any claim asserted against him based on his employment with the Company, except to the extent the Executive is determined to have committed fraud, gross negligence or illegal acts.
(h)Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.
(i)Reflection period. The Executive is hereby advised of his right to terminate this Agreement, without giving reasons, by means of a written statement addressed to the Executive Vice President, Chief People Officer, 1027 Newport Avenue, Pawtucket, RI 02816, Holly.Barbacovi@hasbro.com. This statement must be received by the Company within seven days after this Agreement has been entered into.

Execution Copy
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and Hasbro has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written, to become effective as of the Effective Date.

HASBRO, INC.
By:	/s/ Holly Barbacovi
Name:	Holly Barbacovi
Date:	July 27, 2026
Title:	Executive Vice President and Chief People Officer

Accepted and Agreed to:

EXECUTIVE
By:	/s/ John Hight
Name:	John Hight
Date:	July 27, 2026